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                                                                    EXHIBIT 23.2

                      CONSENT of INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the preliminary Prospectus Supplement dated June 20, 1996 (to Prospectus dated June 20, 1996) of Financial Asset Securities Corp. relating to Asset Backed Certificates, Class A of
FASCO Auto Trust 1996-1 of our report dated January 17, 1996, on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995. We also consent to the reference to our Firm under the caption "Experts".



                                              /s/ Coopers & Lybrand L.L.P.
                                                  COOPERS & LYBRAND L.L.P.



New York, New York
June 20, 1996